Exhibit 99.1

          Willis Group Holdings Extends Chairman's Contract


    NEW YORK--(BUSINESS WIRE)--March 12, 2007--Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, announced today that it has amended the employment agreement with its Chairman and Chief Executive Officer, Joseph J. Plumeri, to extend its term for an additional year. The employment agreement, which was scheduled to expire October 15, 2008, will now expire October 15, 2009.

    In announcing the extension of Mr. Plumeri's employment agreement, the Board of Directors issued the following statement, "For more than six years, Joe Plumeri and his team have instilled passion, discipline and a common sense of purpose throughout Willis. This has clearly been reflected in the outstanding earnings and share price performance of the Group over the same timeframe. We are pleased that Joe has agreed to extend his contract and we look forward to his continuing leadership."

    "I am proud to be associated with Willis, and I am as passionate today about the company as I was on the day I started. My commitment to the company, my colleagues, our clients and our shareholders is unwavering," said Plumeri. "There is still a lot of work to be done in order to achieve our goals and I am excited about leading our team into the future."

    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Including our Associates, we have over 300 offices in some 100 countries, with a global team of approximately 16,000 employees serving clients in some 190 countries. Additional information on Willis may be found on its Web site www.willis.com.

    CONTACT: Willis Group Holdings Limited
             Investors:
             Kerry K. Calaiaro, +1 212-837-0880
             kerry.calaiaro@willis.com
             or
             Media:
             Dan Prince, +1 212-837-0806
             dan.prince@willis.com